/Letterhead/



                          April 4, 2001

Division of Corporation Finance
Securities and Exchange Commission
Washington, D.C. 20549



Ladies and Gentlemen:

We were engaged to be the independent accountants for WorldNet Resource Group, Inc., and did not report on the consolidated financial statements of WorldNet Resource Group, Inc. and subsidiaries. On March 20, 2001, we declined to be engaged as independent accountants of WorldNet Resource Group, Inc. We have read WorldNet Resource Group, Inc.'s statements included herein under Item 4 of its Form 8-K/A for April 14, 2001, and we agree with such statements.



                       /S/ Singer Lewak Greenbaum & Goldstein LLP
                           SINGER LEWAK GREENBAUM & GOLDSTEIN LLP